Exhibit 99.1

JCPENNEY REPORTS JULY SALES

Company Raises Second Quarter Earnings Guidance

PLANO, Texas (Aug. 6, 2009) – J. C. Penney Company, Inc. (NYSE:JCP) reported comparable store sales for the four-week period ended Aug. 1, 2009 and raised its earnings guidance for the second quarter.  Comparable store sales in July decreased 12.3 percent, slightly better than the Company’s guidance for sales to decrease 13 to 16 percent.  Total Company sales in July decreased 10.6 percent.  Sales during the month were impacted by a combination of a later start to the Back-to-School selling period and the shift of several state tax-free shopping periods into this year’s fiscal August, as well as by lower levels of clearance inventory relative to last year.  In last year’s July period, comparable store sales decreased 6.5 percent.

Women’s apparel and women’s accessories were the top performing merchandise divisions in July.  Children’s apparel was the weakest performer and was impacted by lower levels of clearance merchandise when compared to the same period last year.  The southwest region was the best performing region in July, while the southeast region had the softest sales performance during the month.

During the July period, the Company launched “Schooled in Style: Smart Looks for Less,” an innovative, integrated marketing campaign for the 2009 Back-to-School Season.  The campaign showcases recently launched brands RS By Sheckler, Rusty, and Third Rail a Zoo York Production and private brand Decree for young men, along with JCPenney’s other desired teen brands like Levi’s and Decree for juniors.  The Company’s distinctive assortment of teen brands make it clear that even as JCPenney steps up its style, parents and teens can continue to depend on JCPenney for great quality and prices.

The Company opened five new stores at the end of July, including the opening of its first-ever department store in Manhattan and its first store expected to obtain LEED (Leadership in Energy and Environmental Design) certification located in Fairview, Texas.  The Company also added 23

Sephora inside JCPenney locations in both new and existing stores bringing the total number of locations to 143, with 12 more planned to open by the end of 2009.

Preliminary July Sales Summary
($ in millions)

	Total Company Sales		% Increase/(Decrease)
	for period ended		Total Sales		Comp Stores
	Aug. 1,	Aug. 2,
	2009	2008	2009	2008	2009	2008

4 Weeks	$ 1,194	$ 1,336	(10.6)	(4.9)	(12.3)	(6.5)

13 Weeks	$ 3,943	$ 4,282	(7.9)	(2.5)	(9.5)	(4.3)

26 Weeks	$ 7,827	$ 8,409	(6.9)	(3.8)	(8.5)	(5.8)

August Sales Outlook and Updated Second Quarter Earnings Guidance

Management’s guidance for the four-week period ending Aug. 29, 2009, is for a 6 to 9 percent decrease in comparable store sales, compared to a 4.9 percent decrease in last year’s August period.  August sales guidance takes into account the shift of several state tax-free shopping events from the July period into the August period, as well as the shift of Labor Day weekend shopping into the September reporting period.

Based on better than expected sales in July and continued improvement in gross margin and operating expenses, management now expects to report a second quarter loss of approximately $0.01 per share.  This compares to the Company’s most recent guidance for a loss in the range of $0.08 to $0.12 per share.

Second Quarter Earnings Release

JCPenney will release its Second Quarter financial results before the market opens on Friday, Aug. 14, 2009.   Management will host a live conference call and real-time webcast on Aug. 14, 2009, beginning at 9:30 a.m. ET.  Access to the conference call is open to the press and general public in a listen-only mode.  To access the conference call, please dial 877-407-0778, or 201-689-8565 for international callers, and reference the JCPenney Second Quarter Earnings Conference Call.  The telephone playback will be available for seven days beginning approximately two hours after the conclusion of the call by dialing 877-660-6853, account code

286, conference ID number 00328507.  The live webcast may be accessed via JCPenney's Investor Relations page at jcpenney.net, on streetevents.com (for members) or on investorcalendar.com.  Replays of the webcast will be available for up to 90 days after the event.

Sales Conference Call Recording (8:30 a.m. ET) -- (877)793-7778

For further information, contact:

Investor Relations
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com
Kristin Hays; (972) 431-1261; klhays@jcpenney.com

Media Relations
Darcie Brossart; (972) 431-3400;
jcpcorpcomm@jcpenney.com

Corporate Website
www.jcpenney.net

About JCPenney

JCPenney is one of America's leading retailers, operating 1,106 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $18.5 billion in 2008 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's approximately 150,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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